UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33417 (Commission File Number)	22-2535818 (I.R.S. Employer Identification No.)

1590 Reed Road Pennington, New Jersey (Address of principal executive offices)	08534 (Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 13, 2016, Ocean Power Technologies, Inc. (the “Company”) entered into an agreement (the “ONR Agreement”) with the U.S. Office of Naval Research (the “ONR”) to, among other things, design and develop a Mass on Spring Power Takeoff and associated Mass-Spring Oscillating PowerBuoy that will power a new kind of PowerBuoy in support of defense mission critical sensor deployment. The initial phase of the project will be for the Company to deliver a comprehensive design report to the ONR in early June 2017. The funding of the initial phase of the work is for approximately $250,000. Additional phases of research and development would be completed for an aggregate fee of approximately $750,000 pending a successful completion of the initial phase and ONR funding availability.

The ONR Agreement includes a number of other standard contract terms and conditions, including without limitation, provisions relating to inspection and testing, warranties, indemnities and limit of liabilities, and risk of loss and insurance.

The foregoing description of the ONR Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01               Other Events.

On September 14, 2016, the Company issued a press release announcing the execution of the ONR Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

Exhibits

*10.1     Agreement by and between the Company and the U.S. Office of Naval Research dated September 13, 2016.

*99.1     Press release dated September 14 2016 relating to the ONR Agreement.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: September 14, 2016	/s/ George H. Kirby
George H. Kirby President and Chief Executive Officer

Exhibit Index

*10.1     Agreement by and between the Company and the U.S. Office of Naval Research dated September 13, 2016.

*99.1     Press release dated September 14, 2016 relating to the ONR Agreement.

* Filed herewith.